Exhibit 99.1

News Release

Contact: John A. Hauser

               (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Fourth Quarter Earnings of $0.22 per share

Fiscal 2011 Net income of $4.4 million, up 294% over fiscal 2010

Sturgeon Bay, Wisconsin – (PR Newswire) – January 19, 2012

Baylake Corp. (OTC BB: BYLK) today released results for the three months and twelve months ended December 31, 2011.  Baylake reported a 2011 fourth quarter net profit of $1.8 million, or $0.22 per fully-diluted common share, compared to a net loss of $0.5 million or ($0.07) per fully-diluted common share for the fourth quarter of 2010.  The fourth quarter results represent an increase in net income of $2.3 million, or $.29 per fully-diluted common share; the fourth consecutive quarter of earnings improvement.

“We are encouraged by the improved operating results recorded in the fourth quarter, as well as the overall fiscal 2011 results. Our focus on improving operating efficiencies and asset quality has led to lower non-interest expense and credit costs during the past year.  Additionally, we are well positioned in fiscal 2012 to benefit from process improvement and expense reduction initiatives currently underway,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer.

HIGHLIGHTS

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Fourth quarter 2011 earnings improvement of $2.3 million versus the fourth quarter of 2010.

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Net income of $1.8 million or $0.22 per share for the three months ending December 31, 2011.

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Net income increased $3.3 million, or 293.7%, to $4.4 million for the year ended December 31, 2011, compared to net income of $1.1 million for the year ended December 31, 2010.

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Baylake’s non-performing assets declined $0.8 million, or 2.3%, to $31.7 million at December 31, 2011 compared to $32.5 million at December 31, 2010 and were down $3.3 million, or 9.4%, from the linked quarter ended September 30, 2011.

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Early stage loan delinquencies (defined as accruing loans past due 30-89 days) declined to 0.55% of loans outstanding at December 31, 2011, compared to 0.91% a year earlier.

•

Book value per common share rose 9.6% to $10.67 at December 31, 2011 from $9.74 per common share at December 31, 2010.

The improved operating results recorded in the fourth quarter of 2011 largely resulted from a $2.3 million decline in non-interest expense from $10.2 million in the fourth quarter of 2010 to $7.9 million for the fourth quarter of 2011.  Other operating costs declined $1.0 million to $0.2 million in the fourth quarter of 2011, compared to $1.2 million due to a non-recurring fair value write-down taken on a loan held for sale in the fourth quarter of 2010.  Expenses related to valuation adjustments and the operation of foreclosed properties declined $0.7 million in the fourth quarter of 2011 compared to the fourth quarter of 2010.  In addition, a $0.6 million lower provision on the impairment of a letter of credit was taken in the fourth quarter of 2011 compared to the fourth quarter a year earlier.  Baylake’s non-interest expense to average assets ratio declined from 3.82% in the fourth quarter of 2010 to 2.95% for the fourth quarter of 2011.

Net interest income (before the provision for loan losses) increased $0.2 million, or 2.8%, from $8.1 million during the fourth quarter of 2010 to $8.3 million for the fourth quarter of 2011.  This increase in net interest income was driven by a 5 basis point expansion in the net interest margin to 3.55% during the fourth quarter of 2011 compared to the comparable quarter last year.  Average non-interest bearing deposits increased 11.6% during the fourth quarter of 2011, largely resulting from the FDIC’s full guarantee of non-interest bearing transaction accounts, as well as seasonal inflows. Interest expense as a percent of average interest-bearing deposits decreased 28 basis points from 1.11% at December 31, 2010 to 0.83% at December 31, 2011.

Non-performing assets declined $0.8 million from $32.5 million at December 31, 2010 to $31.7 million at December 31, 2011.  As a percent of total loans, non-performing loans increased from 2.59% at December 31, 2010 to 3.09% at December 31, 2011.  Early stage loan delinquencies, defined as accruing loans past due 30 to 89 days, decreased 39.7% from $5.8 million at December 31, 2010 to $3.5 million at December 31, 2011, and as a percent of total loans they decreased from 0.91% to 0.55% during 2011.  The allowance for loan losses as a percent of total loans declined from 1.81% at December 31, 2010 to 1.68% at December 31, 2011.  The allowance for loan losses as a percent of non-performing loans at December 31, 2011 was 54.3%, compared to 69.7% at December 31, 2010.

Total deposits increased $12.6 million, or 1.5%, from $852.6 million at December 31, 2010 to $865.2 million at December 31, 2011.  Total loans declined slightly from $636.3 million at December 31, 2010 to $632.9 million at December 31, 2011.

Baylake’s total assets and stockholders’ equity were $1.1 billion and $84.4 million, respectively, at December 31, 2011, compared to $1.1 billion and $77.1 million at December 31, 2010.  Baylake’s total risk-based capital ratio increased to 13.54% at December 31, 2011 from 12.76% at December 31, 2010.  At December 31, 2011, both Baylake Corp. and Baylake Bank exceeded “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

“The $7.3 million increase in stockholder’s equity is particularly rewarding to see,” said Cera.  “We anticipate that continued improvement in the overall risk within the loan portfolio, combined with increasing capital ratios, will afford us the opportunity to execute upon our growth strategies.  In addition, we remain focused on our goal of rewarding our shareholders with a reinstatement of dividends on our common stock in the near term.”

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of December 31, 2011, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010  under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at December 31, 2011 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) UNAUDITED	December 31, 2011	December 31, 2010

Total assets	$ 1,086,929	$ 1,052,453
Investment securities (1)	284,837	266,760
Total loans	632,884	636,291
Total deposits	865,187	852,566
Borrowings (2)	102,566	89,236
Subordinated debentures	16,100	16,100
Convertible promissory notes	9,450	9,450
Stockholders’ equity	84,401	77,067
Non-performing loans (3)	19,584	16,500
Non-performing assets (3)	31,702	32,452
Restructured loans, accruing	22,009	13,090
Shares outstanding	7,911,539	7,911,539
Book value per share	$ 10.67	$ 9.74

As of and for the Three Months Ended	As of and for the Twelve Months Ended
December 31,	December 31,
(dollars in thousands, except per share data)	(dollars in thousands, except per share data)

Selected Operations Data – UNAUDITED	2011	2010	2011	2010
Total interest income	$ 10,529	$ 10,946	$ 42,122	$ 45,050
Total interest expense	2,172	2,817	9,582	12,825
Net interest income before provision for loan losses	8,357	8,129	32,540	32,225
Provision for loan losses	600	500	5,050	7,350
Net interest income after provision for loan losses	7,757	7,629	27,490	24,875

Total non-interest income	2,879	1,204	10,020	8,955
Total non-interest expense	7,850	10,166	31,627	33,609

Income (loss) before income taxes	2,786	(1,333)	5,883	221
Income tax expense (benefit)	1,033	(815)	1,407	(916)
Net income	$ 1,753	$ (518)	$ 4,476	$ 1,137

As of and for the Three Months Ended	As of and for the Twelve Months Ended
December 31,	December 31,

Selected Operations Data – UNAUDITED	2011	2010	2011	2010
Per Share Data: (4)
Net income per share (basic)	$ 0.22	$ (0.07)	$ 0.57	$ 0.14
Net income per share (diluted)	$ 0.22	$ (0.07)	$ 0.57	$ 0.14
Cash dividends per common share	$ --	$ --	$ --	$ --
Book value per share	$ 10.67	$ 9.74	$ 10.67	$ 9.74

Performance Ratios: (5)
Return on average total assets	0.66%	-0.19%	0.43%	0.11%
Return on average total shareholders’ equity	8.32%	-2.54%	5.53%	1.45%
Net interest margin (6)	3.55%	3.50%	3.55%	3.55%
Net interest spread (6)	3.43%	3.39%	3.44%	3.44%
Efficiency ratio (9)	69.83%	105.65%	73.60%	82.11%
Non-interest income to average assets	1.08%	0.45%	0.96%	0.86%
Non-interest expense to average assets	2.95%	3.82%	3.04%	3.23%
Net overhead ratio (7)	1.87%	3.37%	2.08%	2.37%
Average loan to average deposit ratio	74.34%	75.30%	74.87%	77.39%
Average interest earning assets to average interest bearing liabilities	112.95%	109.53%	110.70%	107.75%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	3.09%	2.59%	3.09%	2.59%
Allowance for loan losses to:
Total loans	1.68%	1.81%	1.68%	1.81%
Non-performing loans	54.32%	69.71%	54.32%	69.71%
Net charge-offs to average loans	1.75%	1.38%	0.94%	0.85%
Non-performing assets to total assets	2.92%	3.08%	2.92%	3.08%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.77%	7.32%	7.77%	7.32%
Tier 1 risk-based capital	11.03%	10.25%	11.03%	10.25%
Total risk-based capital	13.54%	12.76%	13.54%	12.76%
Leverage ratio	7.93%	7.41%	7.93%	7.41%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	27	27	27
Number of full-time equivalent employees	298	305	298	305

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.